UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 28, 2018
FIVE9, INC.
(Exact name of Registrant as specified in its charter)

Delaware	001-36383	94-3394123
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

Bishop Ranch 8
4000 Executive Parkway, Suite 400
San Ramon, California 94583
(Address of principal executive offices and Zip Code)
Registrant’s telephone number, including area code: (925) 201-2000
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

To achieve a more equal balance of membership among the classes of directors of Five9, Inc. (the “Company”), the board of directors (the “Board”) of the Company has determined to move one of the Company’s current directors from Class II to Class I. Accordingly, on March 28, 2018, Mr. David DeWalt resigned from his position as a Class II director, effective as of his appointment as a Class I director. The Board accepted Mr. DeWalt’s resignation and immediately reappointed him as a Class I director with a term set to expire at the 2018 annual meeting of stockholders. Mr. DeWalt will continue to serve on the Nominating and Governance Committee of the Board.

As a non-employee director, Mr. DeWalt will continue to receive compensation in accordance with the Company’s non-employee director compensation policy, but he will not receive a new non-employee director RSU grant as a result of this reappointment to the Board.

The Company entered into a new indemnification agreement with Mr. DeWalt in the form previously filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 5, 2015. The indemnification agreement requires the Company to indemnify Mr. DeWalt to the fullest extent permitted under Delaware law against liability that may arise by reason of his service to the Company, and to advance expenses incurred as a result of any proceeding against him as to which he could be indemnified, among other things.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIVE9, INC.
Date: March 30, 2018	By:	/s/ Barry Zwarenstein
Barry Zwarenstein
Interim Chief Executive Officer and Chief Financial Officer